Exhibit 99.1

TD Ameritrade Announces Shareholder Approval of Merger with Charles

Schwab and Closing of DOJ Investigation of Merger

OMAHA, Neb., June 4, 2020--TD Ameritrade Holding Corporation (Nasdaq: AMTD) announced that its shareholders have voted to approve and adopt its merger agreement with The Charles Schwab Corporation (NYSE: SCHW), a leading provider of financial services offering a full range of wealth management, securities brokerage, banking, asset management, custody and financial advisory services to individual investors and independent investment advisors.

During a virtual special meeting of shareholders held today, TD Ameritrade shareholders overwhelmingly approved the merger agreement, with more than 99 percent of the votes cast being voted in favor of the proposal.

“We are pleased that our shareholders are supportive of this transformative opportunity to create the ultimate client experience for retail investors and independent registered investment advisors,” said Steve Boyle, interim president and CEO, TD Ameritrade. “We look forward to joining forces with Schwab to deliver sustainable, long-term value to our many stakeholders.”

TD Ameritrade also announced that on June 3 the Antitrust Division of the United States Department of Justice (DOJ) informed Schwab and TD Ameritrade that the DOJ has decided to close its investigation of the proposed merger.

Integration planning is on-track and the deal is expected to be completed in the second half of 2020. Integration is expected to take between 18 to 36 months to complete following the close. The transaction is subject to customary closing conditions, including receipt of the remaining required regulatory approvals.

More information about TD Ameritrade’s upcoming corporate events is available via the company’s Calendar which is located on the “Investor Relations” page of www.amtd.com.

Interested parties should visit or subscribe to newsfeeds at www.amtd.com for the most up-to-date information on corporate financial reports, press releases, SEC filings and events. The company also communicates this information via Twitter, @TDAmeritradePR. Website links, corporate titles and telephone numbers provided in this release, although correct when published, may change in the future.

About TD Ameritrade Holding Corporation

TD Ameritrade provides investing services and education to approximately 12 million client accounts totaling approximately $1.2 trillion in assets, and custodial services to more than 7,000 registered investment advisors. We are a leader in U.S. retail trading, executing approximately 2 million daily average revenue trades per day for our clients, nearly one-third of which come from mobile devices. We have a proud history of innovation, dating back to our start in 1975, and today our team of nearly 10,000-strong is committed to carrying it forward. Together, we are leveraging the latest in cutting edge technologies and one-on-one client care to transform lives, and investing, for the better. Learn more by visiting TDAmeritrade’s newsroom at www.amtd.com, or read our stories at Fresh Accounts.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org) / SIPC (www.SIPC.org). TD Ameritrade is a trademark jointly owned by TD Ameritrade IP Company, Inc. and The Toronto-Dominion Bank. © 2020 TD Ameritrade.

Forward-Looking Statements

This press release contains forward-looking statements relating to the proposed merger, including timing of closing and integration, and stockholder and client benefits. Achievement of these expectations is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations.

Important transaction-related factors that may cause such differences include, but are not limited to, failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all, including regulatory approvals; litigation challenging the merger; the risk that expected revenue, expense and other synergies from the transaction may not be fully realized or may take longer to realize than expected; the parties are unable to successfully implement their integration strategies; and disruptions to the parties’ businesses as a result of the announcement and pendency of the merger. Other important factors include general market conditions, including the level of interest rates, equity valuations and trading activity; the parties’ ability to attract and retain clients and registered investment advisors and grow those relationships and client assets; competitive pressures on pricing, including deposit rates; the parties’ ability to develop and launch new and enhanced products, services, and capabilities, as well as enhance their infrastructure, in a timely and successful manner; client use of the parties’ advisory solutions and other products and services; client sensitivity to rates; the level of client assets, including cash balances; capital and liquidity needs and management; the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities to contain the spread of the virus and the economic impact; regulatory guidance; litigation or regulatory matters; any adverse impact of financial reform legislation and related regulations; and other factors set forth in Schwab’s and TD Ameritrade’s definitive joint proxy statement/prospectus dated May 4, 2020, as supplemented, and Schwab’s and TD Ameritrade’s most recent reports on Form 10-K and Form 10-Q.

Source: TD Ameritrade Holding Corporation

Contacts

At TD Ameritrade:

Becky Niiya

Director, Corporate Communications

(402) 574-6652

Rebecca.Niiya@tdameritrade.com

Jeff Goeser

Managing Director, Investor Relations

(402) 597-8464

Jeffrey.Goeser@tdameritrade.com